CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces its Recent Property Acquisitions and Fifth Consecutive Quarterly Dividend Increase

New York, New York, November 30, 2012 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced that it has recently closed the acquisition of five single-tenant, freestanding properties with approximately 79,000 leasable square feet located in four states, at an aggregate purchase price of $12.1 million (exclusive of closing costs). The five properties were purchased at a weighted average capitalization rate of 8.8% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price).

ARCP also stated that, in addition to its previous announcement which included four of the five acquisitions discussed in this release, it has placed another $13.2 million of acquisitions under contract.

The table below provides a summary of the five properties acquired by ARCP and, for each tenant, includes the properties’ location, average lease term remaining at acquisition, contractual purchase price, rentable square feet, annualized rental income/net operating income, average capitalization rate and indicates whether the tenant or guarantor is investment grade:

Tenant	Number of Properties	States	Average Lease Term Remaining at Acquisition (Years)	Contract Purchase Price (millions)	Rentable Square Feet	Annualized Rental Income/Net Operating Income (millions)	Average Capitalization Rate	Investment Grade? (Y/N)
Family Dollar	2	GA, MI	9.4	$2.5	17,180	$0.2	8.8%	Y
FedEx	1	CA	5.6	$3.5	41,868	$0.3	8.3%	Y
Fresenius	1	NC	5.7	$1.9	6,402	$0.2	9.1%	N
Walgreen’s	1	MI	7.0	$4.2	13,905	$0.4	9.0%	Y
Total	5	4	6.9	$12.1	79,355	$1.1	8.8%

The Company also announced that, on November 29, 2012, in light of these acquisitions and its recent performance, its board of directors authorized, and the Company declared, its fifth consecutive quarterly increase to its annual dividend. ARCP will increase its annual distribution per share by $0.005, from $0.895 to $0.900 per annum. The new annual distribution rate will accrue commencing on February 9, 2013. Distributions will continue to be paid on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month.

“Our fifth consecutive quarterly increase to our annual dividend was warranted by our strong execution of our investment strategy in acquiring properties that are net leased to investment grade and other credit tenants and our continued robust acquisition pipeline,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP.

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that qualified as a real estate investment trust for the year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at

www.americanrealtycapitalproperties.com

The statements in this press release that are not historical facts may be forward-looking statements. These forward- looking statements involve risks and uncertainties that could cause the outcome to be materially different.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.